Exhibit 99.1

Dear Shareholder,

It is hard for me to believe that a year has passed since I wrote to you about our 2009 performance.  The intense pace of activities here at the Bank has made time pass very quickly.  During these past 12 months, the Board and management of the Company have been focused on two primary initiatives:  (1) improving the Bank's asset quality and earnings; and (2) attracting capital to meet the objectives imposed by our regulators.

With respect to the first initiative, which is more directly within our control, I am pleased to report that we have made meaningful progress.  Substantially all of the Bank's asset quality metrics have improved, in some cases considerably.  As a result, our loan loss provision expense was reduced by $9.9 million from 2009.  Combined with a $2.8 million reduction in non-interest expense, our loss per share was reduced from $4.32 in 2009 to $1.22 in 2010.  While not satisfied with the reporting of a loss, we are pleased that we are headed in the right direction.

As to our capital raise efforts, we have explored a variety of alternatives during 2010.  While we have yet to finalize the specific manner and amount of capital to be raised, we remain relatively confident that our 2010 efforts have laid the groundwork for us to complete the capital raise in 2011.

While substantial work remains, our positive asset quality trends and improved operating performance, combined with improved local economic conditions, provides a reasonable basis for optimism in 2011.  Given the length and depth of the recent prolonged economic crisis, our efforts to return to profitability have been a gradual and laborious process.  Your Board of Directors and management remain committed to achieving this objective.

With respect to the Bank's 2010 performance, core deposit balances remained relatively stable when compared to prior year and were slightly elevated at year end 2010.  We believe that this is a notable achievement when combined with our ability to reduce 2010 total noninterest expense by $2.8 million over the prior year.  Our continuing emphasis on high performing people efficiently delivering exceptional customer experiences contributed significantly to this accomplishment.

At December 31, 2010, the Bank’s total capital to risk-weighted assets ratio and Tier One capital ratios were 5.58% and 3.50%, respectively.  These ratios are significantly less than minimum capital requirements imposed by the Bank’s primary regulator.  As discussed in prior shareholder letters, the terms of our Consent Order with the Office of the Comptroller of the Currency requires the Bank to maintain total capital of at least 11% of risk-weighted assets and Tier One capital equal to at least 8.50% of adjusted total assets.  As noted above, we are continuing to work on our capital raising efforts, and we hope to report to you on the success of these efforts as the year progresses.

Our fourth quarter 4.45% net interest margin remains strong and above our peer group bank average.  Year end 2010 on balance sheet liquidity consisted of $40.6 million in cash and cash equivalents and $23.7 million in investment securities.  As improved local economic conditions and enhanced asset quality metrics continue, management plans to invest a portion of the on balance sheet cash into relatively liquid investment securities during the first quarter of 2011.

During the fourth quarter of 2010, we were pleased to announce the addition of Mr. Timothy Corrigan as a new director of the Bank and the holding company.  We are grateful that this accomplished local business leader and committed fellow shareholder has joined our board.

Our Annual Shareholder Meeting is scheduled for 10:00 a.m. on Thursday, June 23, 2011.  We look forward to and welcome your participation.

Please be assured that management, the Board of Directors and your bank staff are diligently working to restore the financial health of the Company so that it may continue as Livingston County’s Community Bank for many years to come.

Thank you for your continued commitment to community banking and your investment in our Company.   Please call me at 517-545-2221 with questions or to simply arrange a time to meet and get better acquainted.

Sincerely,

Ronald L. Long

President and CEO